Exhibit 10.1

[Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed; such omissions have been marked with “[*************]”.]

SUBLEASE TERMINATION AGREEMENT

THIS SUBLEASE TERMINATION AGREEMENT (this “Agreement”), is made and entered into as of the 21 day of March, 2021, by and between Saucony, Inc., a Massachusetts corporation, having a usual place of business at 9341 Courtland Drive, N.E., Rockford, Michigan 49351 (“Tenant”), and SeaChange International Inc., a Delaware corporation, having a usual place of business at 500 Totten Pond Road, Suite 400, Waltham, Massachusetts 02451 (“Subtenant”).

1.    RECITALS. This Agreement is made with reference to the following facts and objectives:

(a)    That certain Sublease dated December 19, 2019 (as amended, the “Sublease”) for approximately 17,077 rentable square feet of space located on the fourth (4th) floor) (the “Premises”) of the building located at 500 Totten Pond Road, Waltham, Massachusetts (the “Building”).

(b)    The Sublease is currently set to expire on February 28, 2025 (the “Current Term”).

(c)    Tenant and Subtenant wish to provide for the early termination of the Sublease and to stipulate as to the conditions for such termination, all on the terms stated herein.

(d)    Now, therefore, in consideration of the mutual promises herein contained and the detriments to be suffered by each of the parties, the parties wish to terminate the Sublease within the time period provided in this Agreement, and so that Tenant and Subtenant can be released and discharged from further performance of the Sublease provisions, except as otherwise provided herein.

2.    TERMINATION DATE. Subject to and conditioned upon (i) this Agreement being fully executed and delivered to Tenant; (ii) Subtenant’s surrender of possession of the Premises to Tenant on the Termination Date (as hereinafter defined); (iii) Subtenant’s payment of $429,900.00 [*************]; the Sublease shall terminate as of 8:00 a.m. on March 22, 2021 (the “Termination Date”) in the same manner and with the same effect as if that date had been originally fixed in the Sublease for the expiration of the Current Term, conditioned on the continued performance by the parties of the provisions, covenants and agreements of the Sublease and of this Agreement through the Termination Date.

3.    PAYMENTS. [*************************].

4.    CONDITION OF THE PREMISES; SURRENDER OF POSSESSION. Subtenant represents and agrees that it will surrender possession of the Premises to Tenant in the manner and condition required by this Agreement and the Sublease on or before the Termination Date, provided that (i) Tenant hereby agrees that alterations and improvements made by Subtenant to the Premises through March 22, 2021 are hereby accepted and (ii) there is no obligation for the Subtenant to remove such alterations and improvements from the Premises. Without limiting the generality of the foregoing, on or before the Termination Date, Subtenant will deliver any and all keys to the Premises to Tenant. All doors, locks and windows shall remain intact. Commencing on the Termination Date and continuing through April 2, 2021 (the “Removal Period”), Subtenant shall have such reasonable access to the Premises upon notice to Tenant solely for the removal of Subtenant’s equipment and trade fixtures or other items of personal property that are presently located in the Premises. Following the expiration of the Removal Period, Subtenant shall have no further rights of possession or occupancy of the Premises. If Subtenant fails to perform its aforesaid obligations prior to 5:00 p.m. (Eastern time) on the last day of the Removal Period, then Subtenant specifically acknowledges and agrees that Tenant shall have exclusive possession of the Premises and Tenant may, retain in the Premises or in its sole discretion, subsequently remove, store and/or dispose of such effects remaining in the Premises which shall conclusively be deemed abandoned. Subtenant shall have no responsibility with respect to the Premises or the improvements located thereon from and after the expiration of the Removal Period. Notwithstanding the above, Tenant hereby agrees that Subtenant may continue to use the 500 Totten Pond Road address to receive mail until April 30, 2021 and that Subtenant may enter the Premises until April 30, 2021 to retrieve Subtenant’s mail in manner that is mutually agreed to by the Parties.

5.    OPTIONS. Any options of Subtenant to renew the Sublease, whether or not exercised prior to the date hereof, are null and void and of no further force or effect. Any exclusive rights of Subtenant are also null and void and of no further force or effect.

6.    REPRESENTATION OF PARTIES. Each party represents that it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Sublease, or interest in the Sublease or any claim, demand, obligation, liability, action, or cause of action arising from the Sublease, and that it has full right, power and authority to enter into this Agreement

If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and costs of suit.

7.    FURTHER ASSURANCES. Each party agrees to cooperate with the other and to execute and deliver all such further instruments and documents and do all such further acts and things as such party may be reasonably requested to do from time to time by the other party in order to carry out the provisions and objectives of this Agreement.

8.    SECURITY DEPOSIT. [*************************].

9.    TENANT BOUND. Submission of this Agreement to Subtenant shall not be deemed to be an offer and the Sublease shall remain in full force and effect without reference to this Agreement, until Tenant has received a copy of this Agreement duly executed by Subtenant.

10.    LIMITATION OF TENANT’S LIABILITY. The obligations of Tenant under the Sublease and this Agreement are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, Tenant or any of its managers, members, or board of directors and officers, as the case may be, the partners thereof, or any beneficiaries, shareholders, employees, or agents of Tenant.

11.    WAIVER OF CLAIMS AND RELEASE. Subtenant hereby represents and warrants that there are no claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs or expenses (including attorneys’ fees) of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which Subtenant has, may have, or may claim to have against Tenant arising out of or connected in any way with any act or omission of Tenant existing or occurring on or prior to the Effective Date, including, but not limited to, any claims, liabilities or obligations arising with respect to the Sublease. Subtenant hereby releases and discharges Tenant and its successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, subsidiaries, and affiliates (collectively referred to as “Affiliates”) jointly and severally from any and all claims and causes of action, whether known or unknown and whether now existing or hereafter arising, that have at any time been owned, or that are hereafter owned, in tort or in contract by Subtenant and that arise out of or in connection with this Agreement or the Sublease which Subtenant has, may have or may claim to have against Tenant or its Affiliates.

12.    AUTHORITY OF SIGNATORIES. By signing below, each signatory hereto warrants that he or she has sufficient authority to sign this document and that any and all approvals, including corporate resolutions, shareholder votes, partnership votes, member votes and trustee votes necessary for the validity and enforceability of this Agreement have been obtained.

13.    TIME OF THE ESSENCE. Time is of the essence of this Agreement and all obligations hereunder.

14.    EFFECTIVE DATE. This Agreement shall be deemed effective as of the day and year first written above.

15.    ENTIRE AGREEMENT; GOVERNING LAW. This Agreement may not be amended, waived or modified in any respect unless the same shall be in writing and signed by each of the parties hereto. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangement and contracts, whether oral or written, concerning the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State in which the Building is located.

16.    CONFIDENTIALITY. Tenant and Subtenant understand and agree that this Agreement will be strictly confidential and neither will disclose, disseminate, discuss nor correspond concerning the terms and conditions of this Agreement with any person other than the parties, their counsel or pursuant to a court order or request from a governmental agency.

17.    CONFLICT. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Sublease, the terms and provisions of this Agreement shall govern and control in all respects.

18.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute one and the same Agreement. This Agreement shall not be effective unless and until the same has been executed and delivered by all parties hereto whether in one or more counterparts. To facilitate execution of this Agreement, the parties may execute and exchange counterparts of signature pages by telephone facsimile or Adobe portable document format (.pdf).

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Tenant and Subtenant have respectively signed this Agreement as of the date first hereinabove set forth.

TENANT:
SAUCONY, INC.

By:	/s/ Dave Latchana
Name:	Dave Latchana
Title:	Associate General Counsel

SUBTENANT:
SEACHANGE INTERNATIONAL, INC.

By:	/s/ Michael D. Prinn
Name:	Michael D. Prinn
Title:	Chief Financial Officer

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